SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     -------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): July 12, 2004

                              REPLIGEN CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                     0-14656                04-2729386
  (State or Other Jurisdiction         (Commission           (I.R.S. Employer
        of Incorporation)              File Number)         Identification No.)

                   41 Seyon Street
                Building #1, Suite 100
                Waltham, Massachusetts                       02453
       (Address of principal executive offices)            (Zip Code)

       Registrant's telephone number, including area code: (781) 250-0111


          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

      Repligen is the exclusive licensee of all CTLA4-Ig patent rights owned by the University of Michigan ("Michigan"). Repligen and Michigan filed a complaint against Bristol-Myers Squibb Company ("Bristol") in the United States District Court for the Eastern District of Michigan (the "District Court") in August 2002 seeking correction of inventorship of certain patents which relate to compositions and uses of CTLA4 assigned to Bristol. The suit asserted that Michigan has a rightful claim to ownership of these patents based on the inventive contributions that Dr. Craig Thompson, a scientist from Michigan, made as part of a collaboration with Bristol scientists and is therefore a rightful inventor on the patents issued to Bristol. The District Court found that Repligen and Michigan had not proven by clear, convincing, and corroborative evidence that Dr. Thompson is a sole or joint inventor of any of the patents in suit. In October 2003, we filed an appeal to the ruling of the District Court with the United States Court of Appeals for the Federal Circuit. Oral arguments were heard at the Federal Circuit on July 9, 2004. On July 12, 2004, the United States Court of Appeals for the Federal Circuit rendered a decision in favor of Bristol by affirming the ruling of the District Court. The ruling of the Federal Circuit is final. Our failure to obtain ownership rights to these Bristol patents may restrict our ability to commercialize CTLA4-Ig.

      Repligen owns the exclusive rights to an issued U.S. patent that covers a method of treating rheumatoid arthritis, multiple sclerosis, systemic lupus erythematosis and scleroderma with CTLA4-Ig and the use of CTLA4-Ig in combination with other immunosuppressants, through license agreements with Michigan and the United States Navy. This patent, which will remain in force until 2021, is independent from the CTLA4-Ig patents that were the subject of the lawsuit.


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

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       REPLIGEN CORPORATION


                                       By: /s/ Walter C. Herlihy
                                           -------------------------------------
                                           Walter C. Herlihy
                                           Chief Executive Officer and President

Date: July 14, 2004


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